                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No._______)


Filed by the Registrant [X]


Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                           NCI BUILDING SYSTEMS, INC.
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

                                   ----------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
                                         --------------------------------------

         (2)      Form, Schedule or Registration Statement No.:
                                                               ----------------

         (3)      Filing Party:
                               --------------------------

         (4)      Date Filed:
                             ----------------------------

                                [NCI LETTERHEAD]



                                January 23, 2001




Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. on Thursday, March 1, 2001, at NCI's Johnie Schulte Conference Center located at 7313 Fairview, Houston, Texas. At this meeting you will be asked to:

         (1) Elect two directors to serve until the Annual Meeting of Stockholders to be held in 2004;

         (2) Elect one director to serve until the Annual Meeting of Stockholders to be held in 2003;

         (3) Approve amendments to and the restatement of our stock option plan; and
         (4) Transact any other business that may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

         It is important that your shares be represented at the Annual Meeting. Therefore, if you do not expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope at your earliest convenience.

                                        Very truly yours,

                                         /s/ A. R. Ginn

                                            A.R. Ginn
                                      Chairman of the Board








Houston, Texas
January 23, 2001

                           NCI BUILDING SYSTEMS, INC.
                      10943 NORTH SAM HOUSTON PARKWAY WEST
                              HOUSTON, TEXAS 77064

                                   ----------

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 1, 2001

                                   ----------


         The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at NCI's Johnie Schulte Conference Center located at 7313 Fairview, Houston, Texas, on Thursday, March 1, 2001, at 10:00 a.m. The Annual Meeting will be held for the following purposes:

         1. The election of two directors to serve until the Annual Meeting of Stockholders to be held in 2004;

         2. The election of one director to serve until the Annual Meeting of Stockholders to be held in 2003;

         3. The approval of amendments to and the restatement of our stock option plan; and

         4. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on January 2, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. At the Annual Meeting you may examine a list of stockholders entitled to vote at the Annual Meeting.

         It is desirable that as large a proportion as possible of the stockholders' interests be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU PROPERLY EXECUTE AND PROMPTLY RETURN TO US THE ENCLOSED FORM OF PROXY USING THE ENCLOSED ADDRESSED AND STAMPED ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of NCI, by delivering a later dated proxy or by attending the Annual Meeting, withdrawing your proxy and voting your shares personally. Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.

                                            By Order of the Board of Directors

                                                  /s/ Donnie R. Humphries

                                                   Donnie R. Humphries,
                                                         Secretary


Houston, Texas
January 23, 2001

                           NCI BUILDING SYSTEMS, INC.
                      10943 NORTH SAM HOUSTON PARKWAY WEST
                              HOUSTON, TEXAS 77064
                                 (281) 897-7788


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held March 1, 2001


         This proxy statement is furnished to stockholders of NCI Building Systems, Inc. in connection with the solicitation of proxies to be used at our Annual Meeting to be held March 1, 2001. Your proxy in the form enclosed will be voted at the meeting if properly executed by you, returned to us before the Annual Meeting and not revoked by you. If you give a proxy on the enclosed form you may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of NCI, by delivering a later dated proxy or by attending the Annual Meeting, withdrawing your proxy and voting your shares personally. Your attendance at the Annual Meeting will not constitute automatic revocation of your proxy.

         We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 24, 2001.

                      ACTION TO BE TAKEN AT ANNUAL MEETING

         When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. Unless you otherwise specify therein, the accompanying proxy will be voted (1) FOR the election as directors of the nominees listed under "Election of Directors," (2) FOR the proposed amendments to and the restatement of our stock option plan and (3) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting. Our board of directors does not know of any other matter or business.

                         PERSONS MAKING THE SOLICITATION

         Our board of directors is soliciting the accompanying proxy. We will bear the entire cost of soliciting proxies and no other person or persons will bear those costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees.

                            OUTSTANDING CAPITAL STOCK

         The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 2, 2001. At the close of business on that date we had 17,689,313 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, excluding treasury shares.

         The following table sets forth, as of January 2, 2001 (the "Ownership Date"), the number of shares of common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) our Chief Executive Officer and each of our four other most highly paid persons who served as our executive officers at the end of the 2000 fiscal year and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the common stock.

                                                              Beneficial Ownership (1)
                                                            ----------------------------
 Name of Beneficial                                         Number of
   Owner or Group                                             Shares           Percent
 ------------------                                         ---------        -----------
 Johnie Schulte (2)                                          795,808             4.5%
 A. R. Ginn (3)                                              386,056             2.2%
 Daniel D. Zabcik (4)                                        310,510             1.8%
 Donnie R. Humphries (5)                                     215,373             1.2%
 Gary L. Forbes (6)                                          207,000             1.2%
 Kenneth W. Maddox (7)                                       154,265               *
 Robert J. Medlock (8)                                       103,585               *
 William D. Breedlove (9)                                     11,789               *
 Robert N. McDonald (10)                                       9,500               *
 Sheldon R. Erikson (11)                                          --              --
 W. Bernard Pieper (12)                                           --              --

 All directors and executive officers as a group
       (11 persons) (2)-(12)                               2,193,886            12.3%

----------

*  Less than one percent

(1) Includes shares beneficially owned by the listed persons, including shares owned under our 401(k) Profit Sharing Plan. If a person has the right to acquire beneficial ownership of any shares by exercise of options within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the common stock that he owns. Those shares are not included in the computations for any other person.

(2) Includes 4,285 shares held by a trust for the benefit of Mr. Schulte's grandson, and 4,000 shares held by a family trust for the benefit of Mr. Schulte's daughter, of which trusts Mr. Schulte is a trustee and may be deemed to share voting and investment power. Mr. Schulte disclaims beneficial ownership of those shares. Also includes options to purchase 73,750 shares held by Mr. Schulte that were exercisable as of the Ownership Date. Does not include options to purchase an additional 36,806 shares held by Mr. Schulte that were not exercisable.

(3) Includes options to purchase 3,750 shares held by Mr. Ginn that were exercisable as of the Ownership Date. Does not include options to purchase an additional 16,806 shares held by Mr. Ginn that were not exercisable.

(4) Includes 90,000 shares held in a testamentary trust, of which Mr. Zabcik is sole trustee, for the benefit of his children, 38,294 shares held by a family general partnership of which Mr. Zabcik has management authority and options to purchase 3,000 shares held by Mr. Zabcik that were exercisable as of the Ownership Date. Does not include options to purchase an additional 6,389 shares held by Mr. Zabcik that were not exercisable.

(5) Includes options to purchase 11,250 shares held by Donnie Humphries that were exercisable as of the Ownership Date. Does not include options to purchase an additional 4,722 shares held by Mr. Humphries that were not exercisable.

(6) Includes 200,000 shares held by Equus II Incorporated, of which Mr. Forbes is a Vice President and may be deemed to share voting and investment power. Mr. Forbes disclaims beneficial ownership of those shares. Also includes options to purchase 3,000 shares held by Mr. Forbes that were exercisable as of the Ownership Date. Does not include options to purchase an additional 6,667 shares held by Mr. Forbes that were not exercisable.

(7) Includes options to purchase 2,500 shares held by Mr. Maddox that were exercisable as of the Ownership Date. Does not include options to purchase an additional 11,667 shares held by Mr. Maddox that were not exercisable.

(8) Includes options to purchase 98,448 shares held by Mr. Medlock that were exercisable as of the Ownership Date. Does not include options to purchase an additional 26,667 shares held by Mr. Medlock that were not exercisable.

(9) Includes options to purchase 3,000 shares held by Mr. Breedlove that were exercisable as of the Ownership Date. Does not include options to purchase an additional 6,667 shares held by Mr. Breedlove that were not exercisable.

(10) Includes options to purchase 2,500 shares held by Mr. McDonald that were exercisable as of the Ownership Date. Does not include options to purchase an additional 6,389 shares held by Mr. McDonald that were not exercisable.

(11) Does not include options to purchase 5,000 shares held by Mr. Erikson and not exercisable as of the Ownership Date.

(12) Does not include options to purchase 5,000 shares held by Mr. Pieper and not exercisable as of the Ownership Date.



                                QUORUM AND VOTING

         The presence in person or by proxy of the holders of a majority of the outstanding shares of the common stock is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote on each proposal other than the election of directors. Broker non-votes (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, will not be included in vote totals and, as such, will have no effect on any proposal. Cumulative voting is prohibited in the election of directors. To be elected a director, each nominee must receive a plurality of all of the votes cast at the Annual Meeting for the election of directors. The proposal to amend and restate our stock option plan, and all other matters that properly come before the Annual Meeting, must receive the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

                              ELECTION OF DIRECTORS

         In December 2000, we increased the size of our board of directors from six to eight persons and elected Mr. Sheldon R. Erikson and Mr. W. Bernard Pieper as directors to serve a term that expires at the Annual Meeting. Mr. Erikson and Mr. Pieper are being submitted to our stockholders as nominees for director at the Annual Meeting to serve the terms discussed below. In addition, as discussed below, Mr. McDonald and Mr. Zabcik will cease to serve as our directors effective at the Annual Meeting and the size of our board of directors will be decreased from eight to six effective at the Annual Meeting.

         Two Class II directors and one Class I director are to be elected at the Annual Meeting for a term expiring at the Annual Meeting of Stockholders to be held in 2004 and 2003, respectively, or until their respective successors are duly elected and qualified. You are not permitted to cumulatively vote your shares in connection with the election of directors.

         Set forth below is information concerning the persons nominated for election as directors.

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

CLASS II NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2004:

         GARY L. FORBES

         Mr. Forbes, age 56, has served as one of our directors since December 1991. Mr. Forbes has been a Vice President of Equus II Incorporated, an investment company, since November 1991. Mr. Forbes is also a director of Consolidated Graphics, Inc., a commercial printing company, and Advanced Technical Products, Inc., a manufacturer of aerospace parts. Mr. Forbes is a certified public accountant.

         SHELDON R. ERIKSON

         Mr. Erikson, age 59, has served as one of our directors since December 2000. Mr. Erikson has served as the Chairman of the Board of Cooper Cameron Corporation, an international manufacturer of oil and gas pressure control equipment, since 1996 and as the President and Chief Executive Officer of Cooper since 1995. Mr. Erikson is also a director of Triton Energy Ltd., an international oil and gas company, Spinnaker Exploration Company, an independent energy company, and Layne Christensen Co., a provider of drilling services and related products.

         Mr. Robert N. McDonald currently is a Class II director whose term expires at the Annual Meeting to be held on March 1, 2001. Mr. McDonald is retiring from our board of directors upon expiration of his current term.

CLASS I NOMINEE FOR ELECTION AS DIRECTOR TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2003:

         W. BERNARD PIEPER

         Mr. Pieper, age 68, has served as one of our directors since December 2000. Mr. Pieper, now retired, is a private investor who serves on various boards and committees of Rice University in Houston, Texas. From 1996 until 2000, Mr. Pieper served as a member of the Board of Trustees of Rice University. Previously, Mr. Pieper spent 38 years with Halliburton Company, a provider of energy services and related engineering and construction services, during the last two years of which he served as Chief Operating Officer. Mr. Pieper is also a director of Highlands Insurance Group, Inc., a property and casualty insurance holding company, and OSCA, Inc., a provider of specialized oils and gas well completion services.

         Mr. Daniel D. Zabcik currently is a Class I director whose term expires at the Annual Meeting to be held in 2003. Mr. Zabcik is retiring from our board of directors on March 1, 2001. Mr. Pieper, if elected, will serve Mr. Zabcik's remaining unexpired term.

         The other current directors of NCI, whose terms will expire after 2001, are as follows:

CLASS I DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2003:

         A. R. GINN

         Mr. Ginn, age 61, has served as our Chairman of the Board since July 2000, as one of our directors since May 1998 and as President and Chief Executive Officer of the Metal Components Division and Chief Executive Officer of the Metal Coaters Division since May 1998. Mr. Ginn served as our President and Chief Operating Officer from December 1998 until July 2000. From May 1998 until December 1998, he served as our Executive Vice President. Previously, he served as a director and the President of Metal Building Components, Inc., a metal components manufacturer ("MBCI"), from 1976 until our acquisition of MBCI in May 1998 and was Chief Executive Officer of the Metal Coaters Division of MBCI from 1987 to May 1998. Mr. Ginn has over 40 years of experience in the metal building and components industry. Mr. Ginn worked for four years with A&S Steel Buildings and spent 14 years with Metallic Building Company, where he was Vice President of Operations for seven years. Mr. Ginn is the father of Kelly R. Ginn, one of our key managers.

CLASS III DIRECTORS WHO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2002:

         WILLIAM D. BREEDLOVE

         Mr. Breedlove, age 61, has served as one of our directors since March 1992. Mr. Breedlove has been Vice Chairman of Hoak Breedlove Wesneski & Co., an investment banking firm, since August 1996. Previously, he served as Chairman and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm, for over five years.

         JOHNIE SCHULTE

         Mr. Schulte, age 65, our founder, has served as one of our directors and as our Chief Executive Officer since 1984, has served as our President since July 2000 and has served as the President and Chief Executive Officer of the Engineered Buildings Division since May 1998. From 1984 until December 1998, he served as our President. Mr. Schulte founded and was President of Mid-West Steel Buildings Co., Inc. from 1970 until its sale to American Buildings Company, a metal building manufacturer ("ABC"), in 1980. Mr. Schulte remained as President of the Mid-West Metallic Division of ABC until 1984, when he left to form NCI. Mr. Schulte has over 44 years of experience in the metal building industry.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND OTHER KEY MANAGERS

         Our executive officers and other key managers are as follows:

Name                                    Position
----                                    --------
Executive Officers:
A.R. Ginn                               Chairman of the Board of NCI; Chief Executive Officer of
                                        Metal Components Division and Metal Coaters Division

Johnie Schulte                          President and Chief Executive Officer and Chairman of the
                                        Executive Committee of NCI; Chief Executive Officer of
                                        Engineered Buildings Division

Robert J. Medlock                       Executive Vice President, Chief Financial Officer and Treasurer of
                                        NCI; Vice President, Chief Financial Officer and Treasurer
                                        of Engineered Buildings Division

Kenneth W. Maddox                       Executive Vice President, Administration of NCI; Vice President and
                                        Chief Financial Officer of Metal Components Division and
                                        Metal Coaters Division

Donnie R. Humphries                     Secretary of NCI; Vice President, Human Relations of
                                        Engineered Buildings Division

Other Key Managers:

Tom L. Bishop                           President of Doors & Building Components Division

Jerry D. Boen                           Vice President, Marketing of Metal Components Division

Charles W. Dickinson                    Executive Vice President, Sales of Metal Components Division

Mark W. Dobbins                         Vice President, Operations of Metal Components Division

Gregory L. English                      Corporate Controller

Leonard F. George                       President of Mesco Metal Buildings Division

Kelly R. Ginn                           President of Metal Components Division

Richard F. Klein                        President and Chief Operating Officer of Metal Coaters
                                        Division

Fredrick D. Koetting                    President of Engineered Buildings Division

Alvan E. Richey, Jr.                    Executive Vice President of Engineered Buildings Division

William M. Young                        President of A&S Building Systems Division

         Executive Officers:

         Information concerning the business experience of Messrs. Ginn and Schulte is provided under the section titled "Election of Directors."

         Robert J. Medlock, age 61, has served as, as our Executive Vice President since December 1998, as our Chief Financial Officer and Treasurer since February 1992 and as Vice President, Chief Financial Officer and Treasurer of the Engineered Buildings Division since May 1998. Mr. Medlock served as one of our directors from March 1999 until July 2000. From February 1992 until December 1998, he served as our Vice President. He was a

Vice President and the Chief Financial Officer of ABC from 1973 to 1978. Mr. Medlock is a certified public accountant.

         Mr. Maddox, age 53, has served as our Executive Vice President, Administration since December 1998 and as Vice President and Chief Financial Officer of the Metal Components Division and the Metal Coaters Division since May 1998. Mr. Maddox served as one of our directors from May 1998 until July 2000. From May 1998 until December 1998, he served as our Vice President. Previously, he served as the Chief Financial Officer and Treasurer of MBCI from 1980 until May 1998.

         Donnie R. Humphries, age 51, has been our Secretary since 1985 and Vice President, Human Relations of the Engineered Buildings Division since May 1998. Mr. Humphries previously served as our Vice President, Human Relations from 1997 until May 1998. Mr. Humphries has over 23 years of experience in the metal building industry.

         Other Key Managers:

         Tom L. Bishop, age 54, has served as President of the Doors & Building Components Division since January 2000. Previously, he served as President of the American Building Components Division from May 1998 until January 2000. Mr. Bishop was employed by MBCI for more than 17 years.

         Jerry D. Boen, age 54, has served as Vice President, Marketing of the Metal Components Division since May 1998. Previously, he served as Vice President of Marketing of MBCI since 1980. Before joining MBCI, Mr. Boen was a sales manager for another building components company.

         Charles W. Dickinson, age 49, has served as Executive Vice President, Sales of the Metal Components Division since October 2000. Mr. Dickinson served as Vice President, Sales of the Metal Components Division from May 1998 until October 2000. Previously, he served as Vice President of Sales of MBCI since 1991 and was employed by MBCI for more than 16 years. Mr. Dickinson has over 23 years of experience in the metal building and components industry.

         Mark W. Dobbins, age 42, has served as Vice President, Operations of the Metal Components Division since October 2000. Mr. Dobbins served as President of the American Building Components Division from January 2000 until October 2000. During 1999, he served as the Senior General Manager of Manufacturing of the Metal Components Division. Mr. Dobbins was employed by MBCI for over 10 years.

         Gregory L. English, age 46, has served as Corporate Controller since February 2000. Mr. English served as Controller of the Metal Components Division and Metal Coaters Division from May 1998 until February 2000. Previously he served as Vice President and Controller of MBCI from April 1995 until May 1998 and was employed by MBCI for over 16 years.

         Leonard F. George, age 48, has served as President of the Mesco Metal Building Division since October 2000. Mr. George served as Executive Vice President of the Engineered Buildings Division from May 1998 until October 2000. Previously, Mr. George served as one of our directors from March 1993 until March 1999 and as our Executive Vice President from September 1992 until May 1998. Mr. George has over 20 years of experience in the metal building industry.

         Kelly R. Ginn, age 39, has served as President of the Metal Components Division since October 2000. Mr. Ginn served as Vice President, Manufacturing of the Metal Components Division from May 1998 until October 2000. Previously, he served as Vice President of Manufacturing of MBCI since 1990. Before joining MBCI in 1985, Mr. Ginn worked as a Plant Superintendent for a large metal building manufacturer. Mr. Ginn has 19 years of experience in the metal building and components industry. Mr. Ginn is the son of A.R. Ginn, our Chairman of the Board.

         Richard F. Klein, age 62, has served as President and Chief Operating Officer of the Metal Coaters Division since May 1998. Previously, he served as President of Metal Coaters, Inc., a subsidiary of MBCI, since 1987. Before joining MBCI in 1987, Mr. Klein spent nine years as Vice President of a large coil coating concern.

         Fredrick D. Koetting, age 41, has served as President of the Engineered Buildings Division since October 2000. Mr. Koetting served as Vice President, Operations of the Engineered Buildings Division from May 1998 until October 2000. He previously served as our Vice President from May 1994 until May 1998. Before joining NCI in May 1994, Mr. Koetting served as an Account Manager for National Steel Corporation, a steel supplier of NCI, from 1991 until May 1994.

         Alvan E. Richey, Jr., age 65, has served as Executive Vice President of the Engineered Buildings Division since October 2000. Mr. Richey served as Vice President, Sales and Marketing of the Engineered Buildings Division from May 1998 until October 2000. He previously served as our Vice President, Sales and Marketing from July 1995 until May 1998. Mr. Richey also served as President of the A&S Building Systems Division from December 1992 until August 1999. Mr. Richey has over 29 years of experience in the metal building industry.

         William M. Young, age 51, has served as President of the A&S Building Systems Division since August 1999. Before joining NCI, Mr. Young was employed by Butler Manufacturing Company, a metal building manufacturer, for 25 years, during the last five of which he served as a plant manager. Mr. Young has over 26 years of experience in the metal building industry.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table shows information regarding compensation paid to our Chief Executive Officer and each of our four other most highly paid persons who were executive officers at the end of the 2000 fiscal year (collectively, the "Named Executive Officers"), with respect to each of our last three fiscal years based on salary and bonus earned during each fiscal year.

                                                                                      LONG-TERM
                                                    ANNUAL COMPENSATION             COMPENSATION
                                              ---------------------------------    ----------------
                                                                                     SECURITIES             ALL OTHER
           NAME AND                                                                  UNDERLYING           COMPENSATION
      PRINCIPAL POSITION            YEAR       SALARY ($)          BONUS ($)       OPTIONS (#) (1)           ($) (2)
-------------------------------    -------    -------------       -------------    ----------------      ----------------

A. R. Ginn                          2000      $    420,000        $   253,594               15,000       $         8,750
Chairman of the Board               1999           400,000            293,640                   --                10,000
                                    1998           200,000 (3)        297,475                   --                   636
Johnie Schulte                      2000      $    420,000        $   253,594               15,000       $         8,750
President and Chief                 1999           400,000            293,640                   --                10,000
Executive Officer                   1998           338,333 (4)        256,875               40,000                    --
Robert J. Medlock                   2000      $    206,666        $   124,405               10,000       $        55,070
Executive Vice President and        1999           193,333            146,820                   --                56,319
Chief Financial Officer             1998           158,383            120,000               30,000                56,316
Kenneth W. Maddox                   2000      $    206,666        $   124,405               10,000       $         8,750
Executive Vice President,           1999           199,834 (3)        146,820                   --                10,000
Administration                      1998            99,500             99,500                   --                 3,586
Donnie R. Humphries                 2000      $    109,750        $    47,333                5,000       $         7,847
Secretary                           1999           101,250             51,109                   --                 7,849
                                    1998            89,025             45,000                   --                 7,754

----------

(1)      Options to acquire shares of common stock.

(2) This column is comprised of: (a) our matching contribution under our 401(k) plan and (b) with respect to Mr. Medlock, an amount which represents the increase in present value during each of the three fiscal years of a vested retirement benefit under our supplemental retirement plan as shown in the following table:

                                                      PAYABLE
                                                     BEGINNING                    INCREASE IN
                                                      AT AGE                     PRESENT VALUE
                                                    -----------              -----------------------
                       Medlock                          65                     2000       $  46,320
                                                                               1999          46,319
                                                                               1998          46,316

(3) Represents the salary paid to Messrs. Ginn and Maddox from May 1998 (after our acquisition of MBCI) until October 1998.

(4) We paid Mr. Schulte a base salary of $285,000 per year in his capacity as Chief Executive Officer of NCI from November 1997 until May 1998. In May 1998, Mr. Schulte's base salary was increased to $400,000 per year.

OPTION GRANTS DURING 2000 FISCAL YEAR

         The following table sets forth the options granted during fiscal 2000 to the Named Executive Officers under our stock option plan. We did not grant any stock appreciation rights during fiscal 2000.

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                                FOR OPTION TERM
                           --------------------------------------------------------      ----------------------------
                                             % OF
                                             TOTAL
                                            OPTIONS
                                          GRANTED TO       EXERCISE
                            OPTIONS        EMPLOYEES       OR BASE
                            GRANTED       IN FISCAL         PRICE        EXPIRATION
         NAME                 (#)            YEAR           ($/SH)          DATE           5% ($)          10% ($)
-----------------------    -----------    ------------    -----------    ----------      ------------    ------------
A.R. Ginn                    15,000           3%            $15.75        12-8-09         $384,826        $612,722
Johnie Schulte               15,000           3%            $15.75        12-8-09         $384,826        $612,722
Robert J. Medlock            10,000           2%            $15.75        12-8-09         $256,551        $408,514
Kenneth W. Maddox            10,000           2%            $15.75        12-8-09         $256,551        $408,514
Donnie R. Humphries          5,000            1%            $15.75        12-8-09         $128,275        $204,257

OPTION EXERCISES DURING 2000 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table provides information related to options exercised by the Named Executive Officers and the number and value of options held at fiscal year end. We do not have any outstanding stock appreciation rights.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING
                                                                    UNEXERCISED OPTIONS         VALUE OF UNEXERCISED
                                 SHARES                                  AT FY-END            IN-THE-MONEY OPTIONS AT
                                ACQUIRED             VALUE              EXERCISABLE/            FY-END EXERCISABLE/
          NAME                ON EXERCISE         REALIZED (1)         UNEXERCISABLE             UNEXERCISABLE (1)
-------------------------    ---------------     --------------    -----------------------    -------------------------
A.R. Ginn                         --                  --                  0/15,000                     $0/$0
Johnie Schulte                    --                  --               70,000/35,000                 $65,625/$0
Robert J. Medlock                 --                  --               92,948/28,000              $661,545/$3,938
Kenneth W. Maddox                 --                  --                  0/10,000                     $0/$0
Donnie R. Humphries               --                  --                10,000/5,000                 $28,125/$0

--------------

(1) Value is calculated on the basis of the difference between the option exercise price and the market value of our common stock on the exercise date or at the end of our fiscal year, as appropriate.

LONG-TERM INCENTIVE PLAN AWARDS DURING 2000 FISCAL YEAR

         The following table provides information related to awards under our Management Incentive Plan to the Named Executive Officers during fiscal 2000.

              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                       PERFORMANCE OR OTHER PERIOD                    ESTIMATED FUTURE PAYOUTS
             NAME                          UNTIL MATURATION (1)                  UNDER NON-STOCK PRICE BASED PLANS
-------------------------------        -----------------------------           ---------------------------------------
                                                                                  TARGET (2)           MAXIMUM (2)
                                                                               -----------------     -----------------
A.R. Ginn                                      May 1, 2003                           $  732,027            $  732,027
Johnie Schulte                                     --                                        --                    --
Robert J. Medlock                                  --                                        --                    --
Kenneth W. Maddox                              May 1, 2003                           $1,056,211            $1,056,211
Donnie R. Humphries                                --                                        --                    --

--------------

(1) For a description of the terms and conditions, including the appropriate performance standard, of the Management Incentive Plan, please see "--Employment and Change-in-Control Agreements."

(2) The amounts reported in these columns are the market value of the trust accounts as of January 8, 2001 established under the Management Incentive Plan for the benefit of Messrs. Ginn and Maddox. The amounts to be paid to Messrs. Ginn and Maddox at payout will be these amounts, as adjusted for any increases resulting from investment gains or decreases resulting from investment losses from January 8, 2001 until payout. In connection with our acquisition of MBCI in May 1998, we deposited $684,760 for Mr. Ginn and $993,370 for Mr. Maddox into trusts under the Management Incentive Plan.

COMPENSATION OF DIRECTORS

         Directors of NCI who are employees of NCI do not receive compensation as directors. We pay non-employee directors an annual fee of $20,500 plus expenses incurred and $3,000 for each meeting of our board of directors or committee meeting attended. From March 1997 until December 15, 2000, each non-employee director received an annual grant of options to purchase 2,000 shares of common stock under our stock option plan. Effective December 15, 2000, each non-employee director will receive grants of options to purchase shares having a fair market value of $30,000 (if the non-employee director serves as the chairman of a committee) or $25,000 (if the non-employee director does not serve as the chairman of a committee) under our stock option plan on June 15 and December 15 of each year, provided, that the non-employee director has served as a director for at least six months. In addition, upon election to our board of directors, each new non-employee director will receive an initial grant of options to purchase 5,000 shares of common stock.

         We have a deferred compensation agreement with Mr. McDonald, under which the payment of $65,000 earned by him for special services in 1993 has been deferred until 2004. Interest on the deferred compensation is accruing at the annual rate of 1 1/2% below the prime interest rate of our principal lending bank.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

         Under the terms of an employment agreement, Mr. Schulte agreed to serve in an executive capacity for us through December 1995, and thereafter for successive one-month periods until his discharge by us, his voluntary resignation or his death or disability, at a minimum annual salary of $125,000. His base salary rate may be increased at the discretion of our board of directors. If Mr. Schulte's employment with us is terminated, whether by voluntary termination by Mr. Schulte or by termination with or without cause by us, Mr. Schulte has agreed not to compete with us within a 500-mile radius of any of our manufacturing facilities for a three-year period after his termination. In consideration of Mr. Schulte's covenant not to compete, Mr. Schulte is entitled to receive 100% of his then current base salary for the first 30 days after a termination or discharge and will thereafter receive 75% of his base salary for the remainder of the three-year period. In addition, Mr. Schulte may continue to participate in our group health insurance plan. We may elect to cease making noncompete payments to Mr. Schulte at any time, in which case Mr. Schulte would be relieved of his covenant not to compete.

         We maintain a supplemental retirement plan, which is a nonqualified, unfunded benefit plan under which designated key employees are eligible to receive monthly benefits following their retirement with us. If a participating key employee dies before retirement, his designated beneficiary is eligible to receive monthly preretirement survivor benefits. Our board of directors determines the amount of retirement benefit to be payable to an eligible employee at the time our board of directors designates the employee as eligible to participate in our supplemental retirement plan. Generally, a participant becomes vested in his retirement benefit under the Supplemental Plan at the rate of 10% for each year of service with us and becomes fully vested upon his disability or upon the occurrence of a change in control of NCI. Mr. Medlock, among others, is currently a participant in our supplemental retirement plan. The benefit payable to Mr. Medlock, beginning at age 65, is $100,000 per year for 10 years. We have acquired life insurance policies to be used to discharge our obligations under our supplemental retirement plan.

         We have entered into split dollar life insurance agreements with specified key employees, including Mr. Schulte. Under these agreements, the key employees are the owners of life insurance policies providing death benefits. We advance the annual premium on each policy and the insured employee pays income tax on the one-year term cost of his policy. Each insured employee has collaterally assigned an interest in his respective policy to us in an amount equal to the premiums paid by us. The policy on Mr. Schulte covers him and his wife and provides a death benefit of $5,000,000, payable after the death of both Mr. Schulte and his wife.

         Before its acquisition by us in May 1998, MBCI maintained the Metal Building Components, Inc. Executive Management Deferred Compensation Plan (the "MBCI Compensation Plan") and the Metal Building Components, Inc. Long-Term Management Incentive Scheme (the "MBCI Incentive Plan"). At the same time as our acquisition of MBCI in May 1998, MBCI paid the participants in the MBCI Incentive Plan the vested portion of the amounts being held for their accounts under the MBCI Incentive Plan and that plan was terminated. The unvested portions of their accounts were forfeited to us and deposited into a trust established under the Metal Building Components, L.P. and Metal Coaters Operating, L.P. Management Incentive Plan and related trust agreements (the "Management Incentive Plan") for officers of MBCI, including $684,760 for the account of Mr. Ginn and $993,370 for the account of Mr. Maddox. We also issued 1,400,000 unregistered shares of our common stock at the closing of the MBCI acquisition, which we booked at a value of $32.2 million for financial reporting purposes, to officers and employees of MBCI. The stock issuances included 500,000 shares to Mr. Ginn, which we booked at a value of $11,500,000 for financial reporting purposes, and 238,000 shares to Mr. Maddox, which we booked at a value of $5,474,000 for financial reporting purposes. These stock issuances were in exchange for their future interests in the MBCI Incentive Plan, their withdrawal from the MBCI Incentive Plan and their consent to the termination of the MBCI Compensation Plan.

         The funds held under the Management Incentive Plan are invested by the trustee, a national banking association, and may not be invested in our common stock. The amounts held in trust for the participants in the Management Incentive Plan, after taking into account any investment income and losses on those amounts, will be held in trust for the account of each participant until May 1, 2003 unless earlier forfeited and distributed to us as specified in the Management Incentive Plan. During fiscal 1999, we amended the plan for three officers, other than Messrs. Ginn and Maddox, to allow them to vest early in a specified percentage of their trust account. In consideration of the early vesting, these officers agreed to defer their receipt of their remaining trust account until September 30, 2004 and agreed to extend some of their obligations under the Non-Competition Agreement (defined below). On the appropriate date, the entire balance then held in trust for the participants will become 100% vested. Promptly following vesting, we will distribute to each participant the entire balance of his individual trust account and all undistributed income, if either: (1) the participant, on that date, is then and has, since the date of our acquisition of MBCI, continuously been employed by us and has not, during that period, breached or violated the covenants in a Confidentiality, Non-Competition and Non-Solicitation Agreement, dated May 1, 1998 (the "Non-Competition Agreement"), by and among us and the participants in the Management Incentive Plan; or (2) the participant is not our employee on that date but (a) the participant either died or justifiably terminated his employment as a result of listed actions or events, including a change in control of NCI; and (b) during the continuous period beginning with our acquisition of MBCI and ending on that date, the participant has not breached or violated the covenants in the Non-Competition Agreement.

         Messrs. Ginn and Maddox are parties to the Non-Competition Agreement, in which they have agreed that they will not compete with us until the later of May 1, 2003 or the second anniversary of the termination of their employment with us for any reason whatsoever. If Messrs. Ginn or Maddox breach this covenant or other specified covenants in the Non-Competition Agreement, they will forfeit their rights to receive distributions under the Management Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of our board of directors is responsible for determining executive compensation. Mr. Breedlove, Mr. Forbes and Mr. McDonald are the only members of the Compensation Committee. Neither Mr. Breedlove, Mr. Forbes nor Mr. McDonald is an officer or employee of NCI.

REPORT OF THE COMPENSATION COMMITTEE

         The principal elements of compensation provided to executive and other officers, including Mr. Johnie Schulte, our President and Chief Executive Officer, historically have consisted of a base salary, supplemented with the opportunity to earn a bonus under our annual cash bonus program ("Bonus Program"). The bonus amount is based on the return on operating assets of NCI for the fiscal year, as calculated in accordance with the Bonus Program ("ROA"), except that bonuses of our executive and most senior officers are based on a combination of ROA and minimum increases in earnings per share. Option grants under our stock option plan also have been utilized as a principal component of compensation.

         Mr. Schulte is entitled to receive a minimum annual salary of $125,000 under his employment agreement with us. Subject to this minimum, Mr. Schulte's base salary rate may be adjusted at the discretion of our board of directors based upon factors that our board of directors deems appropriate. For the first two months of fiscal 2000, NCI paid Mr. Schulte a salary of $400,000 per year, which was his minimum annual salary during fiscal 1999. In December 1999, our board of directors approved a 6% increase to Mr. Schulte's salary, increasing his annual compensation to $424,000 per year. The board of directors approved the increase based on NCI's performance during fiscal 1999. In December 2000, our board of directors approved another 6.1% increase in salary for Mr. Schulte bringing his minimum annual salary for the remainder of fiscal 2001 to $450,000. Our board of directors approved this increase based on Mr. Schulte's assumption of additional responsibilities as well as NCI's performance for fiscal 2000.

         Under our Bonus Program, Level 1 and Level 2 participants are eligible for the award of an annual cash bonus equal to a percentage of their respective base salaries, based upon our achievement of both a minimum ROA and a minimum increase in earnings per share for the fiscal year. No cash bonuses are awarded to Level 1 or Level 2 participants if both ROA and earnings per share growth are less than 20% or ROA is less than 10%. The percentage of base salary payable as a bonus increases proportionately with increases in the ROA and earnings per share growth achieved. The maximum bonus for Level 1 participants, including Messrs. Ginn, Maddox, Medlock and Schulte is 127.5% of base salary. The maximum bonus for Level 2 participants is 85% of base salary. In addition, under the Bonus Program, Level 3 and Level 4 participants are eligible for the award of a cash bonus equal to a percentage of their respective base salaries, based upon our achievement of a minimum ROA for the fiscal year. No cash bonuses are awarded to Level 3 or Level 4 participants if the ROA is less than 20%. If ROA is between 20% and 30%, Level 3 participants are eligible for the award of a cash bonus equal to 25% of base salary and an additional 2.50% of base salary for each 1% increment in ROA over 20%. The maximum bonus for Level 3 participants, including Mr. Humphries, is 50% of base salary. If ROA is between 20% and 30%, Level 4 participants are eligible for the award of a cash bonus equal to 12.5% of base salary and an additional 1.25% of base salary for each 1% increment in ROA over 20%. The maximum bonus for Level 4 participants is 25% of base salary.

         In December 2000, the Committee approved a change to the Bonus Program for Level 3 participants for fiscal 2001. The Committee, working with senior management, classified Level 3 participants into five categories based on levels of responsibility and profits generated by the participant's manufacturing facility. The minimum bonuses for Level 3 participants range from 15% of base salary to 25% of base salary if ROA is 20%. If ROA is between 20% and 30%, the bonus for Level 3 participants will increase proportionally, up to a maximum bonus for each category equal to double the minimum bonus. For example, if ROA is 20% or more, a Level 3 participant with a minimum bonus of 15% will be eligible for the award of a cash bonus equal to 15% of base salary and an additional 1.50% of base salary for each additional 1% increment in ROA over 20%, up to a maximum ROA of 30%.

         The Committee believes that the Bonus Program allows us to provide base compensation to our management group below comparable rates paid by other companies, in exchange for generous bonuses when warranted by our performance. The Compensation Committee also believes that including the achievement of earnings per share growth as an additional bonus criteria for top management provides incentives to maximize stockholder value and growth, while retaining the historical ROA incentive to aggressively manage asset accounts and income and expense categories.

         Some members of management also receive benefits under NCI's supplemental plan, the split dollar life insurance agreements, the Management Incentive Plan and the various other arrangements described above under "Employment and Change-in-Control Agreements." The Compensation Committee believes that benefit programs such as these, which address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans, are critical in attracting and retaining quality executives.

         At this time, based on our current executive structure, we do not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1.0 million for deductibility under Section 162(m) of the Internal Revenue Code of 1986.

         This report is submitted by the members of the Compensation Committee.

                                             WILLIAM D. BREEDLOVE
                                             GARY L. FORBES
                                             ROBERT N. MCDONALD

REPORT OF THE AUDIT COMMITTEE

         We have reviewed and discussed the audited financial statements of NCI for fiscal 2000 with management. We also have discussed the audited financial statements with NCI's independent auditors. Our discussions with the independent auditors included, among other things, discussions relating to the auditor's responsibility under generally accepted auditing standards, the processes used by our management in formulating accounting estimates, significant adjustments made during the audit, any disagreements with our management and any difficulties encountered by the independent auditors in performing the audit. We also reviewed written disclosures from the independent auditors relating to any and all relationships between them and NCI, and we discussed with the auditors any relationship that might affect the objectivity or independence of the independent auditors. Based on those discussions, we are not aware of any relationship between the independent auditors and NCI that affects the objectivity or independence of the independent auditors.

         Based on the discussions and our review discussed above, we recommended to the board of directors that the audited financial statements for fiscal 2000 be included in NCI's 2000 Annual Report to Stockholders.

         This report is submitted by the members of the Audit Committee.

                                             WILLIAM D. BREEDLOVE
                                             GARY L. FORBES
                                             DANIEL D. ZABCIK

         In accordance with the rules and regulations of the SEC, the above reports of the Compensation Committee and the Audit Committee and the performance graph appearing below shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

STOCK PERFORMANCE CHART

         The following chart compares the yearly percentage change in the cumulative stockholder return on our common stock from November 1995 to the end of the fiscal year ended October 31, 2000 with the cumulative total return on the New York Stock Exchange Index and the MG Industry Group 634 - General Building Materials, a peer group. The comparison assumes $100 was invested on November 1, 1995 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.


                                    [GRAPH]


COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                           FISCAL YEAR ENDING
                              ---------------------------------------------------------------------------
COMPANY / INDEX/ MARKET       10/31/1995    10/31/1996   10/31/1997   10/30/1998  10/29/1999   10/31/2000

NCI Building Syst                100.00       140.86       156.72       186.02       136.02       133.88

General Building Materials       100.00       117.52       136.01       141.84       134.09       129.29

NYSE Market Index                100.00       122.11       158.87       183.26       212.62       229.54

                     PROPOSAL FOR AMENDMENT AND RESTATEMENT
                              OF STOCK OPTION PLAN

         We maintain a stock option plan that permits us to grant options for up to an aggregate of 427,694 shares of our common stock (net of exercises and currently outstanding options). Our stock option plan was originally adopted by our board of directors in April 1989, was amended and restated on February 5,1992 and was unanimously approved by our stockholders on February 5, 1992. Our board of directors amended our stock option plan in 1993 and 1995, with stockholder approval, to increase the number of shares available for issuance under our stock option plan. On December 12, 1996, our board of directors further amended and restated our stock option plan, with stockholder approval, to, among other things: (a) increase the number of shares of stock issuable under our stock option plan; (b) provide for automatic grants of options to non-employee directors; (c) permit grants of options to consultants; (d) extend the expiration date of our stock option plan from 1999 to 2009; and (e) permit further amendments to our stock option plan without further stockholder approval (other than amendments to increase available shares).

         On December 14, 2000, subject to the approval of the stockholders, our board of directors approved amendments to and the restatement of our stock option plan to, among other things, (a) allow for the grant of incentive stock options under our stock option plan, (b) to increase the shares available for issuance under our stock option plan by 1,000,000 shares and (c) change the name of our stock option plan.

         We believe that the proposed amendments to and restatement of our stock option plan are necessary in order to continue to attract, retain and motivate eligible individuals through performance-related incentives. In addition, the proposed amendments and restatement are intended to provide flexibility and tax incentives for our employees. A copy of our stock option plan, as amended and restated, is included as Appendix A to this proxy statement.

         The proposal to amend and restate our stock option plan must receive the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. If the stockholders do not approve the proposal to amend and restate our stock option plan, we will continue to maintain our stock option plan and will grant only nonqualified stock options under our stock option plan. We believe, however, that if the number of shares available for the grant of options under our stock option plan is not approved, we will not be able to grant any stock options beyond fiscal 2001.

SUMMARY OF STOCK OPTION PLAN

         The purpose of our stock option plan is to provide key employees, consultants and eligible directors with a proprietary interest in NCI through the granting of options that will (a) increase the interest of such persons in the our welfare, (b) furnish an incentive to such persons to continue their services for us and (c) provide a means through which we may attract persons to enter our employ, accept a directorship or provide consulting services.

         As amended and restated on December 14, 2000, our stock option plan permits the grant of incentive and nonqualified stock options to key employees, non-employee directors (i.e., directors who are not employees and who are generally not engaged in other significant business relationships with us) and consultants of NCI. Incentive stock options are options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options are options that do not meet the requirements of
Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. No incentive stock option, however, may be granted under our stock option plan to an employee who owns more than 10% of the voting power of all of our classes of securities unless the option price is at least 110% of the fair market value of the common stock at the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An incentive stock option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

         Our board of directors administers our stock option plan for all participants and, with respect to key employees and consultants, designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Our board of directors may delegate the power to grant options to key employees and consultants and to administer our stock option plan to one of its committees. Our board of directors has delegated these administrative functions to the Compensation Committee. Non-employee directors receive grants of options to purchase 5,000 shares upon their initial election to our board of directors, and grants of options to purchase shares having a fair market value of $30,000 (if the non-employee director serves as the chairman of a committee) or $25,000 (if the non-employee director does not serve as the chairman of a committee) under our stock option plan on June 15 and December 15 of each year, provided, that the non-employee director has served as a director for at least six months.

         Under our stock option plan, the exercise price may not be less than the fair market value of the stock on the date of the grant of the option. The fair market value per share on the date the option is granted is determined by our board of directors or the Compensation Committee and may be determined using any reasonable valuation method. Unless another method is selected, the fair market value of each share is the last sales price of the common stock as reported by the New York Stock Exchange on the last trading date preceding the date of the grant of the option.

         Options under our stock option plan become exercisable in 25% increments on each anniversary date of the option with respect to non-employee directors, if the non-employee director has served continuously as a director from the date of grant through the vesting date. With respect to options granted to key employees and consultants, our board of directors or the Compensation Committee may set any vesting schedule that it chooses. Generally, options become exercisable in 25% increments on each anniversary date of the option.

         If an optionee dies or becomes permanently disabled while serving as an employee, director or consultant or retires on or after normal retirement age, the options held by that optionee will become 100% vested. Upon a change in control of NCI, the then outstanding options will become 100% vested. All options granted under our stock option plan must be exercised, if at all, within ten years from the date of grant, although a shorter period may be set for options granted to employees or consultants.

         The exercise price of options is payable in cash or check at the time of exercise. Shares of common stock deliverable upon exercise of the options may be transferred from treasury or issued from authorized but unissued shares. If an option under our stock option plan expires or terminates before it has been exercised in full, the shares of common stock allocable to the unexercised portion of that option may be made the subject of future grants of options under our stock option plan.

         Options are not assignable or transferable other than by will, the laws of descent or distribution or by a beneficiary designation made by the optionee. In addition, options may not be exercised subsequent to the expiration of a specified period following the termination of the employment, director or consulting relationship.

         Unless sooner terminated by action of our board of directors, our stock option plan will terminate on December 13, 2010, and no options may be granted under our stock option plan after that date. The stockholders must approve any amendment that increases the aggregate number of shares that may be issued under our stock option plan. Our stock option plan may be amended or discontinued by our board of directors in any other respect without obtaining the approval of the stockholders. Our board of directors may make appropriate adjustments in the number of shares covered by our stock option plan and the outstanding options, and in the option prices, to reflect any stock dividend, stock split, share combination or other recapitalization; provided, however, that the number of shares to be granted to non-employee directors under initial grants and annual grants will not be adjusted for stock dividends or stock splits that might occur before those such grants.

         As of January 2, 2001, options to purchase an aggregate of 2,029,672 shares of common stock (net of cancellations) had been granted under our stock option plan, an aggregate of 1,642,634 shares had been issued in connection with the exercise of options, and 1,427,694 (including the 1,000,000 additional shares being submitted for stockholder approval) remain available for future grant. As of January 2, 2001, Messrs. A.R. Ginn, Johnie Schulte, Robert J. Medlock, Kenneth W. Maddox and Donnie R. Humphries held options to purchase an aggregate of 20,556 shares, 110,556 shares, 125,115 shares, 14,167 shares and 15,972 shares of common stock, respectively, and all current executive officers as a group held options to purchase 286,366 shares of common stock. As of January 2, 2001, non-employee directors as a group held options to purchase 47,612 shares of common stock, and all other employees as a group held options to purchase 1,695,694 shares of common stock. As of January 2, 2001, the market value of all shares of common stock subject to options granted under our stock option plan and outstanding on that date was $38,183,204 based upon the closing sales price of common stock as reported on the New York Stock Exchange on December 29, 2000.

TAX STATUS OF STOCK OPTIONS

         Incentive Options. An optionee has no taxable income, and we are not entitled to a deduction, at the time of the grant of an option. All stock options that qualify under the rules of Section 422 of the Internal Revenue Code will be entitled to "incentive stock option" treatment. To receive incentive stock option treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after the exercise. In addition, the individual must have been one of our employees or an employee of one of our subsidiaries (or our or their predecessors) for the entire time from the date of the grant of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all the requirements are met, no tax will be imposed on exercise of the incentive stock option, and any gain upon sale of the capital stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

         If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), tax will be imposed at the time of sale of the common stock. In this event, the employee's gain on exercise of the incentive stock option will be compensation to him taxed as ordinary income rather than capital gain to the extent the fair market value of the acquired common stock on the date of exercise of the incentive stock option exceeds the aggregate exercise price paid for that common stock, and we will be entitled to a corresponding deduction at the time of sale. Any remaining gain on sale of that common stock (equal to the excess of the amount realized on the disqualifying disposition of that common stock over its fair market value on the date of the exercise of the incentive stock option) will be long-term capital gain if the optionee held that common stock for more than one year. If the amount realized on the disqualifying distribution is less than the fair market value of the common stock on the date of exercise of the incentive stock option, the total amount includable in optionee's gross income, and the amount deductible by us, will equal the excess of the amount realized on the disqualifying disposition over the exercise price.

         Nonqualified Options. An optionee will have no taxable income, and we will not be entitled to a deduction, at the time of or as a result of the grant of a nonqualified stock option. Upon exercise of an option granted pursuant to our stock option plan, an optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value at the time of exercise of the common stock acquired over the exercise price of the option. The exercise of an option will entitle us to a tax deduction for our fiscal year within which the exercise occurs in the same amount as will be includible in the income of the optionee. The option holder's basis in the common stock will be equal to the fair market value on the date of exercise. Any gain or loss realized by an option holder on disposition of the common stock generally will be a capital gain or loss and will not result in any tax deduction to us.

         THE ABOVE SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN OUR STOCK OPTION PLAN IS NOT COMPLETE, AND WE RECOMMEND THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THE ABOVE SUMMARY.

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO AND THE RESTATEMENT OF OUR STOCK OPTION PLAN, AS DISCUSSED ABOVE.

                    BOARD MEETINGS, COMMITTEES AND ATTENDANCE

         Our board of directors met six times during the fiscal year ended October 31, 2000. Each director attended at least 80% of the called meetings. Our board of directors currently has appointed four committees, the Executive Committee, the Audit Committee, the Compensation Committee and, effective September 2000, the Nominating Committee.

EXECUTIVE COMMITTEE

         The Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors to the fullest extent permitted by Delaware corporate law, provided, however that the Executive Committee does not have the authority to commit over $5.0 million of our resources with respect to a single matter or an aggregate of $10.0 million for all matters between regularly scheduled meetings, approve amendments to our charter or by-laws or approve specified extraordinary corporate transactions. The members of the Executive Committee are Mr. Ginn and Mr. Schulte, with Mr. Schulte serving as Chairman of the Executive Committee. The Executive Committee met nine times during the fiscal year ended October 31, 2000.

AUDIT COMMITTEE

         The Audit Committee is responsible for engaging and discharging the independent auditors and for monitoring audit functions and procedures. The Audit Committee provides assistance to the board of directors regarding the corporate accounting and reporting practices of NCI and the quality and integrity of its financial reports. In addition, the Audit Committee is responsible for reviewing the integrity and effectiveness of our computer systems. The members of the Audit Committee are Mr. Breedlove, Mr. Forbes and Mr. Zabcik, with Mr. Forbes serving as Chairman of the Audit Committee. The Audit Committee is comprised solely of directors who are not our officers or employees. The Audit Committee met two times during the fiscal year ended October 31, 2000.

         The Audit Committee is comprised solely of directors whom we believe have no relationship to us that might interfere with the exercise of their independence from our management. Mr. Zabcik was one of our executive officers from 1989 until October 1994, but has not had any employment relationship with us for over five years. In addition, Mr. Zabcik is a 22% limited partner in Southwest Bolt, L.P., our primary supplier of structural bolts. Our board of directors has determined in its business judgment that this business relationship does not affect Mr. Zabcik's independence because, among other things, the value of the bolts that we purchase represents less than 1% of our cost of sales for fiscal 2000.

         In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of
Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

         The Audit Committee operates under an Audit Committee Charter adopted by our board of directors, a copy of which is included as Appendix B to this proxy statement.

COMPENSATION COMMITTEE

         The Compensation Committee is responsible for reviewing and making recommendations to our board of directors on all matters relating to compensation and benefits provided to executive management. The members of the Compensation Committee are Mr. Breedlove, Mr. Forbes and Mr. McDonald, with Mr. Breedlove serving as Chairman of the Compensation Committee. The Compensation Committee is comprised solely of directors who are not our officers or employees. The Compensation Committee met two times during the fiscal year ended October 31, 2000.

NOMINATING COMMITTEE

         The Nominating Committee is responsible for reviewing and interviewing qualified candidates to serve on our board of directors and to make nominations to fill vacancies on our board of directors and to select the management nominees for the directors to be elected by our stockholders at each annual meeting.

         The Nominating Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Nominating Committee in care of our Chairman of the Board and Secretary at our address set forth on page 1 of this proxy statement. To be considered by the Nominating Committee, stockholder nominations must be submitted before our fiscal year-end and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected.

         Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our amended and restated by-laws. Our by-laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board of directors at a meeting of stockholders by complying with required notice procedures. Nominations must be made by written notice and the notice must be received at our principal executive offices not less than 75 or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of the annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify:

         o as to each person the stockholder proposes to nominate for election or re-election as a director:

                  -- the name, age, business address and residence address of the person;

                  --       the principal occupation or employment of the person;

                  -- the class and number of shares of our capital stock that are beneficially owned by the person; and

                  -- any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act; and

         o        as to the stockholder giving the notice:

                  -- the name and record address of the stockholder and any other stockholder known to be supporting the nominee; and

                  -- the class and number of shares of our capital stock that are beneficially owned by the stockholder making the nomination and by any other supporting stockholders.

         We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

         The Nominating Committee is comprised solely of directors who are not our officers or employees. For the fiscal year ended October 31, 2000, Mr. Breedlove, Mr. Forbes, Mr. McDonald and Mr. Zabcik served as members of the Nominating Committee, with Mr. Forbes serving as the Chairman of the Nominating Committee. The Nominating Committee met three times during the fiscal year ended October 31, 2000.

                             SECTION 16 REQUIREMENTS

         Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

         Based solely on our review of the copies of the forms received by us with respect to fiscal 2000, or written representations from the reporting persons, we believe that all filing requirements applicable to our directors and officers and persons who own more than 10% of our common stock have been complied with.

              TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES

         Southwest Bolt, L.P., a limited partnership in which Mr. Zabcik is a 22% limited partner, is our primary supplier of structural bolts. In fiscal 2000, we made purchases of $2.1 million from Southwest Bolt, L.P.

         With respect to transactions between us and Mr. Ginn and Mr. Maddox, please see "Executive Compensation--Employment and Change-in-Control Agreements."

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP served as our independent auditors for the fiscal year ended October 31, 2000. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement. The representative will be available to answer appropriate stockholder questions.

                            STOCKHOLDERS' PROPOSALS

         If you wish to present a proposal for inclusion in our proxy material for consideration at the annual meeting of stockholders to be held in 2002, you must submit the proposal in writing in to our Secretary at the address shown on the first page of this proxy statement not later than September 28, 2001. That proposal must comply with Section 8 of Article II of our by-laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act. Our by-laws permit our board of directors or the presiding officer of the annual meeting of stockholders to be held in 2002 to reject any proposal submitted for that meeting after September 28, 2001 or that otherwise does not comply with the by-laws. It is likely that an untimely or noncomplying proposal will be rejected. If, however, an untimely or noncomplying proposal is not rejected, then (subject to Rule 14a-4 under the Exchange Act) the persons named as proxies in the proxy cards solicited by our board of directors for that meeting will be entitled to vote the shares represented by the proxy cards held by them regarding that proposal in their discretion, if properly raised at the meeting.

                                  MISCELLANEOUS

         Our board of directors knows of no business other than that described above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on those matters.

         The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by that owner with the SEC.

         The 2000 Annual Report to Shareholders, which includes our financial statements and accompanies this proxy statement, does not form any part of the materials for the solicitation of proxies.

                                           By Order of the Board of Directors

                                                 /s/ Donnie R. Humphries

                                                  Donnie R. Humphries,
                                                       Secretary


Houston, Texas
January 23, 2001

                                                                    APPENDIX A

                           NCI BUILDING SYSTEMS, INC.

                               STOCK OPTION PLAN

                 [AMENDED AND RESTATED AS OF DECEMBER 14, 2000]


         On April 11, 1989, the Board of Directors of NCI Building Systems, Inc. (then named National Components Incorporated), a Delaware corporation (the "Company"), adopted the Nonqualified Stock Option Plan (the "Plan"). The Company subsequently amended the Plan from time to time.

         On December 12, 1996, the Board of Directors of the Company amended and restated the Plan in its entirety to, among other things, increase the number of shares of Common Stock that may be made the subject of options under the Plan, set forth the terms for the automatic grant of options to Non-Employee Directors, extend the term of the Plan and provide that stockholder approval of any amendments to the Plan shall not be required except for an amendment that would increase the number of securities that may be issued under the Plan. The Company subsequently amended the Plan, as amended and restated as of December 12, 1996, from time to time.

         On December 14, 2000, the Board of Directors of the Company amended and restated the Plan in its entirety to, among other things, increase the number of shares of Common Stock that may be made the subject of options under the Plan and provide for the granting of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended.

         The Plan, as so amended and restated on December 14, 2000, is as follows:

         1. PURPOSE. The purpose of the Plan is to provide certain Key Employees and consultants (i.e., persons who provide management or consulting services) of the Company and the Non-Employee Directors with a proprietary interest in the Company through the granting of Options which will

               (a) increase the interest of the Key Employees, consultants, and Non-Employee Directors in the Company's welfare;

               (b) furnish an incentive to the Key Employees, consultants, and Non-Employee Directors to continue their services for the Company; and

               (c) provide a means through which the Company may attract able persons to enter its employ or to provide management and consulting services to the Company or to serve as Non-Employee Directors.

         2. ADMINISTRATION. The Plan will be administered and interpreted by the Board. The Board may delegate to any Committee or Committees of the Board the power and authority to grant Options to any or all classes of Key Employees of the Company and to administer and interpret the Plan as its relates to such Key Employees and any Options granted to them.

         3. PARTICIPANTS. The Board may from time to time select the particular Key Employees of and consultants to the Company and its Subsidiaries to whom Options are to be granted, and who will, upon such grant, become Participants in the Plan. Each Non-Employee Director of the Company shall be granted an Option under the Plan from time to time as provided herein and, upon the initial grant of an Option, will become a Participant in the Plan. The Board has the authority, in its complete discretion, to grant Options to Participants. A Participant may be granted more than one Option under the Plan, and Options may be granted at any time or time during the term of the Plan.

         4. STOCK OWNERSHIP LIMITATION. No Incentive Option may be granted to an Employee who owns more than 10% of the voting power of all classes of stock of the Company or its Subsidiaries. This limitation will not apply if the Option price is at least 110% of the fair market value of the Common Stock at the time the Incentive Option is granted and the Incentive Option is not exercisable more than five years from the date it is granted.

                                                                    APPENDIX A

         5. SHARES SUBJECT TO PLAN. After December 14, 2000, the Board may grant Options under the Plan for not more than 1,427,694 shares of Common Stock. Options may not be granted to any Participant for more than 200,000 shares of Common Stock. These numbers may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an Option or otherwise are no longer subject to purchase pursuant to an Option granted under the Plan may be reoffered under the Plan.

         6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Employee is first eligible to purchase in any calendar year by exercise of Incentive Options granted under the Plan and all incentive stock option plans (within the meaning of Section 422 of the Code) of the Company or its Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an Incentive Option (or an installment thereof) shall be counted against the $100,000 annual limitation for an Employee only for the calendar year such stock is first purchasable under the terms of the Incentive Option.

         7. GRANT OF OPTIONS; ALLOTMENT OF SHARES.

               (a) The Board is authorized to grant Incentive Options, Nonqualified Options, or a combination of both under the Plan; however, Incentive Options may be granted only to Employees. The Board shall determine the number of shares of Common Stock to be offered from time to time by grant of Options to Key Employees of or consultants to the Company or its Subsidiaries. The grant of an Option to a Key Employee or consultant shall not be deemed either to entitle the Key Employee or consultant to, or to disqualify the Key Employee or consultant from, participation in any other grant of Options under the Plan.

               (b) On the date of his or her initial election or appointment to the Board, a Non-Employee Director shall be granted a Nonqualified Option to purchase 5,000 shares of Common Stock. Beginning on December 15, 2000 and on each June 15th and December 15th thereafter, each Non-Employee Director who shall have served at least six months on that date shall be granted a Nonqualified Option to purchase that number of whole shares of Common Stock having a fair market value equal to (i) $30,000 if the Non-Employee Director is the Chairman of any committee of directors appointed by the Board or (ii) $25,000 if the Non-Employee Director does not serve as the Chairman of any committee of directors appointed by the Board. Fractional shares subject to the Nonqualified Option shall be rounded to the nearest full shares. Fractional shares of 0.5 shall be rounded upward.

         8. OPTION AGREEMENTS. Options granted pursuant to the Plan shall be evidenced by Option Agreements containing such terms and provisions as are approved by the Board, but not inconsistent with the Plan, including provisions that may be necessary to assure that any Option that is intended to be an Incentive Option will comply with Section 422 of the Code. The Company shall execute Option Agreements upon instructions from the Board.

         9. OPTION PRICE.

               (a) With respect to Options granted to Key Employees or consultants, the Option price shall be not less than 100% of the fair market value per share of the Common Stock (or 110% of such amount as required by Section 4) on the date the Option is granted. The Board shall determine the fair market value of the Common Stock, and shall set forth the determination in its minutes, using any reasonable valuation method. Unless the Board determines that another valuation method should be used for a particular grant, the fair market value of the Common Stock shall be deemed to be the last sale price of the Common Stock on the major securities exchange or market on which it is traded on the last trading day immediately preceding the date of grant of the Option.

               (b) With respect to Nonqualified Options granted to Non-Employee Directors, the Option price shall be equal to 100% of the fair market value per share of the Common Stock on the date of grant of that Option, which for these purposes shall be deemed to be the last sale price of the Common Stock on the major securities exchange or market on which it is traded on the last trading day immediately preceding the date of grant.

                                                                    APPENDIX A


         10. OPTION PERIOD; VESTING.

               (a) The Option Period for any Option granted to a Key Employee or consultant will begin on the date the Option is granted, which will be the date the Board authorizes the Option unless the Board specifies a later date. No Option may terminate later than ten years (or five years as required by Section
4) from the date the Option is granted. The Board may provide for the Options to vest and become exercisable in installments and subject to the provisions hereof, upon such other terms, conditions and restrictions as it may determine. The Board may provide for earlier termination of the Option and the Option Period in the case of termination of the employment or consulting relationship, or for any other reason. If the Key Employee or consultant dies or becomes permanently disabled (as determined in the sole discretion of the Board) while serving in the employment of or as a consultant to the Company or retires from such employment or consulting relationship at or after Normal Retirement Age, or if there occurs a Change in Control, then 100% of the shares subject to his or her Options will become vested and will be available thereafter for purchase during the Option Period.

               (b) The Option Period for Options granted to a Non-Employee Director will begin on the date the Option is granted and will terminate on the earlier of (i) the tenth anniversary of the date of grant; (ii) the 30th day after the Non-Employee Director is no longer a director of the Company for a reason other than death, permanent disability (as determined in the sole discretion of the Board) or retirement at or after the Normal Retirement Age; or
(iii) one year after death or permanent disability (as determined in the sole discretion of the Board) of the Non-Employee Director or after his or her retirement as a director of the Company at or after the Normal Retirement Age. On the anniversary of the date of grant of each such Option, 25% of the shares subject to the Option will become vested and will be available thereafter for purchase during the Option Period, provided that from the date of grant through such vesting date the Non-Employee Director had served continuously as a director of the Company. If the Non-Employee Director dies or becomes permanently disabled (as determined in the sole discretion of the Board) while serving as a director of the Company or retires as a director of the Company at or after Normal Retirement Age, or if there occurs a Change in Control, then 100% of the shares subject to the Option will become vested and will be available thereafter for purchase during the Option Period.

         11. RIGHTS OF ESTATE OR BENEFICIARIES IN EVENT OF DEATH. If a Participant dies prior to termination of his or her right to exercise an Option in accordance with the provisions of the Plan or his or her Option Agreement without having totally exercised the Option, the Option may be exercised during the remainder of the Option Period by the Participant's estate or by the person who acquired the right to exercise the Option by bequest or by reason of the death of the Participant, either pursuant to the laws of descent and distribution or by beneficiary designation; however, the Option must be exercised prior to the date of expiration of the Option Period or one year from the date of the Participant's death, whichever first occurs. The Participant may designate a beneficiary to exercise an Option pursuant to this Section 11 in the event of his or her death on a form designated by the Board for such purpose.

         12. PAYMENT. Full payment for shares of Common Stock purchased upon exercising an Option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable Option Agreement. The Board may permit a Participant exercising an Option to simultaneously exercise the Option and sell a portion of the shares acquired, pursuant to a brokerage or similar arrangement approved in advance by the Board, and use the proceeds from the sale as payment of the Option price of the Common Stock being acquired by exercise of the Option. In addition, the Participant shall tender payment of the amount as may be requested by the Company, if any, for the purpose of satisfying its statutory liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of an Option. No shares may be issued until full payment of the purchase price therefor has been made, and a Participant will have none of the rights of a stockholder until shares are issued to him or her.

         13. EXERCISE OF OPTION. Unless otherwise provided in this Plan, all Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable Option Agreements. In no event may an Option be exercised or shares be issued pursuant to an Option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of Options shall not have been taken or secured.

                                                                    APPENDIX A


         14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding Option granted under the Plan (including those held by Non-Employee Directors), and the Option prices thereof, may be adjusted to reflect, as deemed appropriate by the Board, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company. The number of shares to be made the subject of an initial grant and annual grants to Non-Employee Directors, as set forth in Section 7 hereof, shall not be adjusted for any stock dividend or stock split that may occur prior to the grant, but shall be adjusted to reflect any share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company that occurs prior to the grant, in the same manner as outstanding Options held by all Participants are adjusted by the Board. If a Change of Control shall occur, the holder of an Option will be entitled to receive upon exercise of his or her Option, for the aggregate exercise price payable upon exercise of his or her Option and in lieu of the Common Stock or other consideration otherwise issuable to him or her upon exercise of the Option, the same kind and amount of securities or assets as may be distributable, in or pursuant to the transaction or transactions resulting in the Change of Control, to a holder of the same number of outstanding shares of Common Stock as the number of shares of Common Stock that are subject to the Option immediately prior to such transaction or transactions.

         15. TAX WITHHOLDING. The Board may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold the statutory prescribed minimum amount of federal income taxes or other taxes with respect to the exercise of any Option granted under the Plan. Such rules and procedures may provide that in the case of the exercise of a Nonqualified Option, the withholding obligation shall be satisfied by the Company withholding shares of Common Stock otherwise issuable upon exercise of such Option in an amount equal to the statutory prescribed minimum withholding applicable to the ordinary income resulting from the exercise of that Nonqualified Option.

         16. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution or by a beneficiary designation made by the Participant. Except in the case of the death or disability of a Participant, Options granted to a Participant may be exercised only by the Participant.

         17. INTERPRETATION. The Board shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Board may rescind and amend its rules and regulations.

         18. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the number of securities that may be issued under the Plan or (b) materially modify the requirements of eligibility for participation by Employees in the Plan must be approved by the stockholders of the Company.

         19. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board shall be deemed to give any officer, Employee, consultant or director any right to be granted an Option to purchase Common Stock or any other rights except as may be evidenced by the Option Agreement, or any amendment thereto, duly authorized by the Board and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein and in the Plan. The existence of the Plan and the Options granted hereunder shall not affect in any way the right of the Board, the Committee or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding. Nothing contained in the Plan or in any Option Agreement shall confer upon any Employee, director or consultant any right to
(i) continue in the employ of the Company or any of its Subsidiaries, or continue as a director or consultant of the Company or any of its Subsidiaries or (ii) interfere in any way with the right of the Company or any of its Subsidiaries to terminate his or her employment, directorship or consultant relationship at any time.

                                                                    APPENDIX A


         20. TERM. Unless sooner terminated by action of the Board, this Plan will terminate on December 13, 2010. The Board may not grant Options under the Plan after that date, but Options granted before that date will continue to be effective in accordance with their terms.

         21. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

               (a) "Board" means the Board of Directors of the Company.

               (b) "Change of Control" means any sale of substantially all of the assets of the Company, or any merger, consolidation or corporate reorganization of the Company, or any tender offer or exchange offer for stock of the Company, as a result of which the holders of Common Stock of the Company immediately prior to the consummation of such transactions or series of transactions own or could own capital stock representing less than 50.1% of the equity or less than 50.1% of the voting power of all classes of stock of the surviving, resulting or purchasing corporation that is outstanding immediately following the consummation thereof.

               (c) "Code" means the Internal Revenue Code of 1986, as amended.

               (d) "Committee" means any committee of the Board to which it has delegated the power and authority to grant options to any or all classes of key employees of the Company and to administer and interpret the Plan as its relates to such employees or consultants and any options granted to them.

               (e) "Common Stock" means the Company's Common Stock, $.01 par value, which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

               (f) "Employee" means an individual who is employed, within the meaning of Section 3401 of the Code, by the Company or by a Subsidiary. The Board shall determine when an Employee's period of employment terminates and when such period of employment is deemed to be continued during an approved leave of absence.

               (g) "Incentive Option" means an Option granted under the Plan which meets the requirements of Section 422 of the Code.

               (h) "Key Employee" means any Employee of the Company or a Subsidiary whose performance and responsibilities are determined by the Board to have a direct and significant effect on the performance of the Company and its Subsidiaries.

               (i) "Non-Employee Director" means an independent director who:

                              (1) Is not currently an officer of the Company or
               a Subsidiary, or otherwise currently employed by the Company or a Subsidiary;

                              (2) Does not receive compensation, either directly
               or indirectly, from the Company or a Subsidiary for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which the disclosure would be required under the Securities Acts;

                              (3) Does not possess an interest in any other
               transaction for which disclosure would be required under the Securities Acts; and

                              (4) Is not engaged in a business relationship for
               which disclosure would be required pursuant to the Securities
               Acts.

                                                                    APPENDIX A

               (j) "Nonqualified Option" means an Option granted under the Plan which is not intended to be an Incentive Option.

               (k) "Normal Retirement Age" means the age established by the Board from time to time as the normal age for retirement of a director or Employee, as applicable. In the absence of a determination by the Board, the Normal Retirement Age for all Participants shall be deemed to be 65 years of age.

               (l) "Option Agreement" means, with respect to each Option granted to a Participant, the signed written agreement between the Participant and the Company setting forth the terms and conditions of the Option.

               (m) "Option Period" means the period beginning on the date of grant of an Option and terminating on the last day an Option may be exercised, as provided in the Plan or, if applicable, the related Option Agreement.

               (n) "Participant" means an individual to whom an Option has been granted under the Plan.

               (o) "Plan" means the NCI Building Systems, Inc. Stock Option Plan, as amended and restated as of December 14, 2000, as hereafter amended from time to time.

               (p) "Securities Acts" means the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the regulations issued thereunder.

               (q) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

                                                                    APPENDIX B


                           NCI BUILDING SYSTEMS, INC.

                             AUDIT COMMITTEE CHARTER

             [EFFECTIVE MAY 27, 1999, AS AMENDED SEPTEMBER 7, 2000]


ORGANIZATION

         There shall be a permanent committee of the Board of Directors known as the Audit Committee (the "Committee"). The Committee shall be composed of three or more directors, each of whom is independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Committee. The members of the Committee shall be appointed by the Board of Directors and shall serve until each annual meeting of stockholders of the Company or until their successors are elected or appointed. Each member of the Committee shall have knowledge of financial matters, or shall obtain knowledge of financial matters within a reasonable time after his appointment to the Committee, to the extent necessary to carry out the responsibilities of the Committee, and at least one member of the Committee shall have accounting or related financial management expertise.

STATEMENT OF POLICY

         The Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting and reporting practices of the Company and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the Company.

RESPONSIBILITIES

         In carrying out its responsibilities, the Committee's policies and procedures will remain flexible, to best react to changing conditions and to ensure to the Board of Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

         In carrying out these responsibilities, the Committee shall:

         1. Engage, evaluate and, if necessary, discharge and replace the independent auditors of the Company.

         2. Review and approve the engagement of the auditors for each audit and for non-audit services requested, including the fee, scope and timing of the audit or non-audit services requested, the nature and magnitude of the services actually performed compared to the earlier approvals for the procedure, the range and proportion of audit and non-audit fees and the effect of any engagement on the independence of the auditors.

         3. Ensure receipt from the Company's outside auditors of a formal, written statement delineating all relationships between the auditors and the Company, and discuss with the auditors any disclosed relationships or services that may affect objectivity or independence and take appropriate action to ensure the continued independence of the auditors.

         4. Review with the auditors and management the Company's policies and procedures with respect to internal auditing, accounting and financial control procedures.

                                                                    APPENDIX B

         5. Upon completion of any audit and periodically throughout each fiscal year as requested by the auditors or deemed advisable by the Committee, review with the independent auditors their report or opinion on matters related to the performance of such audit, and discuss any significant auditor or management adjustments, accounting estimates, significant new accounting policies and disagreements with management, the clarity of the Company's financial disclosures, and the quality and degree of aggressiveness or conservatism of accounting principles, underlying estimates and other significant decisions made in preparing financial disclosures.

         6. Periodically meet with the Company's financial staff to discuss internal accounting and auditing procedures and the extent to which recommendations made by the internal staff or by independent auditors have been implemented.

         7. Initiate, direct and supervise any investigations the Committee deems necessary regarding the accounting, financial and legal contingencies, policies and controls of the Company.

         8. Ensure compliance with any and all rules adopted by the Securities and Exchange Commission or the New York Stock Exchange with respect to disclosures to be made to shareholders, or in annual or interim reports, with respect to the activities of the Committee.

         9. Oversee and review all joint venture responsibilities and commitments of the Company.

         10. Review the integrity and effectiveness of the Company's computer and information systems, including, but not limited to, ensuring Year 2000 compliance and working with outside computer specialists and consultants.

         11. Review the Company's use of aircraft, flight operations and the flight operations manual.

                                  *************

         In accordance with the rules and regulations of the SEC, the above Audit Committee Charter shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

PROXY


                           NCI BUILDING SYSTEMS, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MARCH 1, 2001

         The undersigned hereby appoints A.R. Ginn and Johnie Schulte, with or without others, proxies with full power of substitution, to vote upon all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. (the "Company"), to be held on Thursday, March 1, 2001 at 10:00 a.m., local time, at the Company's Johnie Schulte Conference Center located at 7313 Fairview, Houston, Texas 77041, and at all adjournments thereof as follows on the reverse side.

         This Proxy will be voted as you specified on the reverse side. If no specification is made, the Proxy will be voted FOR~the nominees listed in Item 1 and Item 2, FOR~the proposal listed in Item 3 and IN THE DISCRETION OF THE PROXIES on such other business as may properly come before the meeting. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated January 23, 2001 is hereby acknowledged.

  THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

      PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING
                             THE ENCLOSED ENVELOPE.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                           NCI BUILDING SYSTEMS, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.[ ]



1. Election of two Class II Directors.                                     FOR             WITHHELD            FOR ALL
                                                                           ALL               ALL               EXCEPT*
   Nominees: 01) Gary L. Forbes and 02) Sheldon R. Erikson                 [ ]               [ ]                 [ ]

   *Except nominee(s) written above.


2. Election of one Class I~Director.                                       FOR             AGAINST              ABSTAIN
   Nominee: 01) W. Bernard Pieper                                          [ ]               [ ]                  [ ]


3. Proposal to amend and restate Nonqualified Stock Option Plan.           FOR             AGAINST              ABSTAIN
                                                                           [ ]               [ ]                  [ ]


4. In their discretion, upon any other business which may
   properly come before said meeting.
                                                                           [ ]               [ ]                  [ ]


[ ] Check if Change of Address.



Please sign your name exactly as it appears below. Joint owners must each sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

Dated                                                                 , 2001
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Signature

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Signature, if held jointly, or office or title held



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